Exhibit 99.2

HTG Molecular Diagnostics Announces Pricing of Public Offering of Common Stock

TUCSON, AZ, January 18, 2018 – HTG Molecular Diagnostics, Inc. (NASDAQ: HTGM) (HTG), a provider of instruments, reagents and services for molecular profiling applications, today announced the pricing of an underwritten public offering of 12,100,000 shares of its common stock at a price to the public of $2.90 per share. All of the shares are being sold by HTG. The gross proceeds from the offering are expected to be $35.1 million, before deducting the underwriting discounts and commissions and offering expenses. The offering is expected to close on January 23, 2018, subject to customary closing conditions. In addition, HTG has granted the underwriters a 30-day option to purchase up to 1,815,000 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions.

HTG anticipates using the net proceeds from the offering for working capital and general corporate purposes, which may include capital expenditures and research and development, sales and marketing and general and administrative expenses.

Leerink Partners LLC and Cantor Fitzgerald & Co. are acting as joint book-running managers for the offering. H.C. Wainwright & Co., LLC and LifeSci Capital LLC are acting as co-managers for the offering.

The shares of common stock described above are being offered by HTG pursuant to a shelf registration statement filed by HTG with the Securities and Exchange Commission (SEC) that was declared effective on April 6, 2017. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525 ext. 6132, or by email at syndicate@leerink.com, or from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by telephone at (212) 829-7122, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About HTG

Headquartered in Tucson, Arizona, the mission of HTG is to empower precision medicine at the local level. The company’s HTG EdgeSeq technology, which automates highly multiplexed molecular profiling of small samples for next-generation sequencing, received its first US patent in 2014. Continuous improvements led to the 2017 launch of HTG’s new direct-target sequencing chemistry for DNA analysis offered in the company’s VERI/O services laboratory.

Safe Harbor Statements

Statements in this press release that are not strictly historical in nature, including statements regarding HTG’s expectations with respect to its public offering of common stock, including the anticipated closing date and HTG’s anticipated use of the net proceeds from the offering, are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities. For a discussion of these and other factors, please refer to HTG’s quarterly report on Form 10-Q for the quarter ended September 30, 2017 as well as HTG’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and HTG undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contact:

TJ Johnson

President / CEO

HTG Molecular Diagnostics

Phone: (520) 547-2827 x130

Email: tjjohnson@htgmolecular.com